Exhibit (6)(a)

Universal Life Insurance Company 33 Calle Bolivia Piso 6, San Juan, PR 00917 PO Box 2145 San Juan Puerto Rico 00922-2145 T: (787) 706-7095 F: (787) 625-7379 www.universalpr.com

EXHIBIT 1

UNIVERSAL LIFE INSURANCE COMPANY

33 Bolivia St. 6th Floor
San Juan, PR 00917
(787) 706-7095

Universal Life Insurance Company (“Universal Life”) will provide the benefits described in the Contract, including making fixed annuity payments to the Annuitant beginning on the Annuitization Date. The Contract is provided in return for the Purchase Payment(s) made by the Contract Owner.

RIGHT TO EXAMINE AND CANCEL

THE CONTRACT OWNER HAS THE “RIGHT TO EXAMINE AND CANCEL” THE CONTRACT. THE CONTRACT OWNER MAY RETURN THE CONTRACT WITHIN FIFTEEN DAYS OF THE DATE IT IS MAILED FROM THE HOME OFFICE OF UNIVERSAL LIFE. WHEN UNIVERSAL LIFE RECEIVES THE CONTRACT, IT WILL CANCEL THE CONTRACT AND REFUND THE CONTRACT VALUE IN FULL.

Please note: Universal Life reserves the right to allocate Purchase Payments received during the “Right to Examine and Cancel” period to a money market sub-account and will allocate the Contract Value to the underlying Sub-account options when the “Right to Examine and Cancel” period has expired.

THIS IS A LEGAL CONTRACT BETWEEN UNIVERSAL LIFE AND THE CONTRACT OWNER, PLEASE READ IT CAREFULLY. IF THE CONTRACT IS NOT RETURNED DURING THE “RIGHT TO EXAMINE AND CANCEL” PERIOD, THE CONTRACT OWNER WILL BE BOUND BY THE TERMS OF THE CONTRACT.

Executed for Universal Life on the Date of Issue by:

President	Secretary

Individual Flexible Purchase Payment Deferred Annuity Contract, Non-Participating

DEATH BENEFITS, SURRENDER VALUES, AND OTHER VALUES PROVIDED BY THE CONTRACT ARE BASED ON THE INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT. THESE VALUES ARE VARIABLE AND MAY INCREASE OR DECREASE WITH THE FLUCTUATIONS OF THE NET INVESTMENT FACTOR AND ARE NOT GUARANTEED AS TO FIXED-DOLLAR AMOUNT, UNLESS OTHERWISE SPECIFIED.

NOTICE: Details of the variable provisions of this Contract
are on pages 4 and 9

Table of Contents

DEFINITIONS	1
GENERAL PROVISIONS	3
Entire Contract
Non-Participating
Incontestability
Contract Settlement
Evidence of Survival
Alteration or Modification
Assignment
Protection of Proceeds
Misstatement of Age or Sex
Reports
CONTRACT EXPENSES	5
Variable Account Charge
Contingent Deferred Sales Charge
Contract Maintenance Charge
Puerto Rico Tax Charge
PARTIES TO THE CONTRACT	7
Universal
Contract Owner
Joint Owner
Annuitant
Beneficiaries and Contingent Beneficiaries
CONTRACT INVESTMENT OPTION	10
Variable Account
OPERATION OF THE CONTRACT	11
Purchase Payments
Transfers
Surrenders
Surrenders Required by the Internal Revenue Code
Additional Tax Information
CONTRACT OWNER SERVICES	17
Asset Rebalancing
Dollar Cost Averaging Programs
Systematic Surrenders
SUCCESSION OF RIGHTS AND THE DEATH BENEFIT	17
Death of Annuitant
Death of Contract Owner/Annuitant
Death of Owner
Death Benefit Payment
Standard Death Benefit
ANNUITIZATION	20
Annuity Commencement Date
Annuitization Process
General Payments Provisions
Large Size Annuity Contracts
FIXED ANNUITY PAYMENT OPTIONS	22
Guaranteed Income Options
Current Income Option
TABLES - GUARANTEED FIXED INCOME OPTIONS *	24
SCHEDULE A INVESTMENT OPTIONS:	27

i

DEFINITIONS

Accumulation Unit - An accounting unit of measure used to calculate the Variable Account value before the Annuitization Date.

Annuitant - The person upon whose continuation of life any annuity payments involving life contingencies depends.

Annuitization - The period during which annuity payments are received by the Annuitant.

Annuitization Date - The date annuity payments begin.

Annuity Commencement Date - The date annuity payments are scheduled to begin.

Beneficiary - The person designated by the Contract Owner to receive certain benefits under the Contract if the Annuitant or Contract Owner dies before the Annuitization Date and there is no surviving Joint Owner. Such designation must be made by the Contract Owner in accordance with the applicable requirements of Puerto Rico laws.

Co-Annuitant or Joint Annuitant - The person designated by the Contract Owner to be the recipient of certain rights or benefits under the Contract if the Annuitant dies before the Annuitization Date. Such designation must be made by the Contract Owner in accordance with the applicable requirements of Puerto Rico laws.

Contingent Beneficiary - The person designated by the Contract Owner to receive the benefits accorded the Beneficiary if the Beneficiary is not living when the Annuitant dies. Such designation must be made by the Contract Owner in accordance with the applicable requirements of Puerto Rico estate laws.

Contract - The terms, conditions, benefits and rights of the annuity described in this document, as well as any documents describing elected options, endorsements or attached application form.

Contract Anniversary - Beginning with the Date of Issue, each recurring one-year anniversary of the Date of Issue during which the Contract remains in force.

Contract Owner(s) - The person possessing all rights under the Contract prior to the Annuitization Date, unless there is a Joint Owner.

Contract Value - The value of the Variable Account.

Date of Issue - The date the first Purchase Payment is applied to the ContracT.

Death Benefit - The benefit payable when the Annuitant dies before the Annuitization Date, unless a Contingent Annuitant has been named.

Hospital - A state licensed facility which: is operated as a Hospital according to the law of the jurisdiction in which it is located; operates primarily for the care and treatment of sick or injured persons as inpatients; provides continuous 24 hours a day nursing service by or under the supervision of a registered graduate professional nurse (R.N.) or a licensed practical nurse (L.P.N.); is supervised by a staff of physicians; and has medical, diagnostic, and major surgical facilities or has access to such facilities on a prearranged basis.

IRA - an individual retirement annuity as defined by the Section 1081.02 of the P.R. Code

Joint Owner - The person possessing an undivided interest in the entire Contract with the Contract Owner. If there is a Joint Owner, references to Contract Owner and Joint Owner will apply to both of them, or either of them, unless the context requires otherwise.

Long Term Care Facility - A state licensed skilled nursing facility or intermediate care facility that does not include: a place that primarily treats drug addicts or alcoholics; a home for the aged or mentally ill, a community living center, or a place that primarily provides domiciliary, residency, or retirement care; or a place owned or operated by a member of the Contract Owner’s immediate family.

Net Asset Value - The net asset value of an underlying mutual fund divided by the number of units, or of the Variable Account, at the end of a market day or at the close of the New York Stock Exchange

Nondeductible IRA - an individual retirement annuity as defined by the Section 1081.03(c) of the P.R. Code

Non-Qualified Contract - A Contract that does not qualify for favorable tax treatment under the P.R. Code Sections 1081.02 or 1081.03(c).

Owner - The person who may exercise all rights and privileges under the policy.

Policy Value - On or before the annuity commencement date, the policy value is equal to the owner’s:

●	premium payments; minus

●	gross partial surrenders (partial surrenders minus excess interest adjustments if any plus the surrender charge on the portion of the requested partial surrender that is subject to the surrender charge);plus

●	accumulated gains in the separate account; minus

●	accumulated losses in the separate account; minus

●	service charges, rider fees, premium taxes, transfer fees, and other charges, if any.

P.R. Code – The Act Number 1 of January 31, 2011 also known as the “Puerto Rico Internal Revenue for a New Puerto Rico”.

Purchase Payment(s) - New money deposited into the Contract by the Contract Owner.

Qualified Contract - A Contract that does qualify for favorable tax treatment under the P.R. Code Sections 1081.02 or 1081.03(c).

Sub-Accounts - Divisions of the Variable Account where Accumulation Units are maintained. Each Sub-Account will correspond to a segregated and separately managed portfolio of investments and securities of the Variable Account, each managed by an investment manager contracted by Universal Life.

Surrender - A withdrawal of part or all of the Contract Value from the Contract.

Surrender Value - The value of amounts Surrendered from the Contract. This is the Contract Value minus any applicable charges described in the Contract.

Terminal Illness - An illness diagnosed after the Date of Issue by a physician that is expected to result in death within 12 months of diagnosis. A physician diagnosing a terminal illness cannot be a party to the Contract nor a member of the immediate family of such interested parties.

Universal Life - Universal Life Insurance Company.

Valuation Date - Each day the New York Stock Exchange and Universal Life’s home office are open for business or any other day during which there is a sufficient degree of trading the underlying investments and securities of the Sub-Accounts of the Variable Account that the current net asset value of its Accumulation Units might be materially affected. If the required information has not been received by the time indicated, then the date used for valuation will be the next day the New York Stock Exchange and Universal Life’s home office are open for business.

Valuation Period - The period of time commencing at the close of a Valuation Date and ending at the close of business for the next succeeding Valuation Date.

Variable Account - A separate investment account of Universal Life into which Purchase Payments may be allocated.

GENERAL PROVISIONS

Entire Contract

The Contract is the entire agreement between Universal Life and the Contract Owner.

Non-Participating

The Contract is non-participating. It does not share in the surplus of Universal Life.

Incontestability

The Contract will not be contested by Universal Life.

Contract Settlement

Universal Life may require that the Contract be returned before making any annuity payments or processing a Surrender of the entire Surrender Value.

Evidence Of Survival

If annuity payments depend on a person being alive, then Universal Life may require proof that person is still living before making annuity payments.

Alteration or Modification

Changes to the Contract must be made in writing and signed by Universal Life’s President or Secretary. The Contract may be modified or superseded by applicable law. Other changes to the Contract will be made only with the mutual agreement of Universal Life and the Contract Owner. A copy of the amendment will be furnished to the Contract Owner if required.

Assignment

In some cases a Contract Owner may assign some or all rights under the Contract. An assignment has to be made in writing and signed by the Contract Owner during the lifetime of the Annuitant and before the Annuitization Date. The assignment takes effect on the date it is recorded by Universal Life. Assignment will not be recorded until Universal Life has received sufficient direction from the Contract Owner and assignee as to how rights under the Contract will be allocated. Universal Life may reject or not recognize assignments designed to alter the character of the risk that it originally assumed in issuing the Contract. IRA and Roth IRA contracts cannot be assigned.

Assignments may only be made to residents of Puerto Rico prior to the Annuitization Date. Universal Life will require proof of Puerto Rico residency prior to approval of any assignment. Universal Life is not responsible for the validity or tax consequences of any assignment or for any payment or other settlement made prior to Universal Life recording of the assignment.

IRA contracts may not be assigned.

Protection of Proceeds

Proceeds under the Contract are not assignable by any Beneficiary prior to the time they become payable.

Misstatement of Age or Sex

If the age or sex of the Contract Owner, Joint Owner, Annuitant, Beneficiary or Contingent Beneficiary is misstated, all payments and benefits under the Contract will be adjusted. Payments and benefits will be based on the correct age or sex. Proof of age of an Annuitant may be required at any time, in a form satisfactory to Universal Life. When the age or sex of an Annuitant has been misstated, the dollar amount of any overpayment will be deducted from the next payment or payments due under the Contract. The dollar amount of any underpayment made by Universal Life as a result of an age or sex misstatement will be paid in MI with the next payment due under the Contract.

Reports

Before Annuitization, a report showing the Contract Value will be sent to the Contract Owner at his or her last known address at least once a year.

CONTRACT EXPENSES

Variable Account Charge

The base Variable Account charge is [1.40%] on an annualized basis and compensates Universal Life for administrative and distribution expenses, as well as expenses associated with issuing, maintaining, and assuming certain risks in connection with the Contract. The election of any available options may increase this charge. Universal Life deducts this charge from the Variable Account each business day based on the value of the Variable Account.

Contingent Deferred Sales Charge (“CDSC”)

A CDSC may be assessed by Universal Life for any Surrender from the Contract. The CDSC covers expenses related to the sale of the Contract. The CDSC applies only to Purchase Payments that are Surrendered.

The CDSC is calculated by multiplying the CDSC percentages in the following table by the Purchase Payments Surrendered. In calculating the CDSC, all Surrenders are treated as coming from the oldest Purchase Payment first and then from the next oldest Purchase Payment and so forth. Earnings on Surrendered Purchase Payments are not considered until all Purchase Payments are Surrendered (FIFO). Amounts Surrendered as described in the “CDSC Free Partial Surrenders” paragraphs following the table are not considered a Surrender of Purchase Payments.

Number of Completed Years Measured from the Date of the Purchase Payment	CDSC Percentage
0	[8%]
1	[8%]
2	[7%]
3	[6%]
4	[5%]
5	[4%]
6	[3%]
7	[2%]
8	[1%]
9 and later	[0%]

The CDSC Percentage noted in the preceding table changes to the next year’s CDSC Percentage on the day before the completed Purchase Payment year.

Universal Life will waive or reduce CDSC for the following Surrenders:

(1)	CDSC Free Partial Surrenders - Each year (beginning with the Date of Issue), the Contract Owner may Surrender without CDSC an amount equal to the greatest of [15% ]of the net difference of Purchase Payments still subject to CDSC less Purchase Payments that have been Surrendered and were subject to CDSC; (b) the amount required to meet minimum distribution requirements under the United States Internal Revenue Code.

This CDSC Free Partial Surrender privilege described in the preceding paragraphs is non-cumulative. This means any part of the CDSC Free Partial Surrender amount not taken by the Contract Owner in a given year cannot be added to the available CDSC Free Partial Surrender amount in any later years. The CDSC Free Partial Surrender only applies to partial Surrenders. If the entire Contract is fully Surrendered, then CDSC will apply to all Purchase Payments Surrendered.

For purposes of the CDSC Free Partial Surrender privilege, a full Surrender is also considered: (a) a Surrender of the entire Surrender Value in any one year period (as measured from a Contract Anniversary date or the Date of Issue) or (b) any Surrender of 90% or more of the Contract Value.

(2)	Death Benefit Payment - CDSC is not charged on payment of the Death Benefit if the Annuitant dies before the Annuitization Date. However, if the Contract is continued and Purchase Payments are made after the death of Annuitant, a CDSC will apply to those Purchase Payments.

(3)	Annuity Payments - CDSC is not charged on amounts applied to an annuity payment option.

(4)	Certain Contract Exchanges - Universal Life may decide not to charge CDSC if the Contract is Surrendered in exchange for another contract issued by Universal Life or one of its affiliated insurance companies. Please note that a CDSC or other type of surrender charge may apply to the contract received in exchange for the Contract. If another contract issued by Universal Life or one of its affiliates is exchanged for the Contract, Universal Life may reduce the CDSC on the Contract.

(5)	Long-Term Care - Universal Life will not charge CDSC if the Contract Owner (or Annuitant if the Contract Owner is not a natural person) is confined to Long Term Care Facility or Hospital for a continuous period of 90 days or more at any time after the third Contract Anniversary. If there is a Joint Owner, the CDSC will not be charged if either Joint Owner meets the preceding requirements. A request to waive CDSC under this provision must be received while confined to the Long Term Care Facility or within 90 days after confinement ends.

(6)	Terminal Illness - CDSC will not be charged if the Contract Owner (or a Joint Owner) is diagnosed by a physician (who is not a party to the Contract nor an immediate family member of a party to the Contract) as having a Terminal Illness at any time after the Date of Issue.

Contract Maintenance Charge

Universal Life deducts a [$50] contract maintenance charge on each Contract Anniversary and at the time of a full Surrender of the Contract. This charge compensates Universal Life for administrative expenses related to issuing and maintaining the Contract. If the Contract Value is greater than or equal to [$100,000] on a Contract Anniversary, then this charge is waived for that year and all subsequent years. If the Contract is fully Surrendered and the Contract Value at the time of Surrender is greater than or equal to [$100,000] the charge is also waived.

Puerto Rico Tax Charge

Universal Life deducts on an annual basis from each Variable Account a Puerto Rico tax equal to 0.10% of the net asset value of the Variable Account as of December 31 of each calendar year. This Puerto Rico tax is payable by Universal Life to the Puerto Rico Treasury Department pursuant to Section 1018A of the Puerto Rico Internal Revenue Code.

PARTIES TO THE CONTRACT

Universal Life and the Contract Owner (including any Joint Owner) are the primary parties to the Contract. Additional parties listed in the Contract may be entitled to certain rights, but only under specific conditions, as described in the Contract. Any designation by the Contract Owner of a Beneficiary, Contingent Annuitant, Contingent Beneficiary or a Contingent Owner must be made in accordance with the applicable requirements of Puerto Rico laws. The owner and annuitant of the contract must be a resident of Puerto Rico on the Date of Issue and must remain Puerto Rico resident prior to Annuitization.

If any party ceases to be a resident of Puerto Rico at any time prior to Annuitization, the Contract Owner must notify Universal Life no later than thirty (30) days after such change in residency occurred and no additional Purchase Payments to the Contract are permitted. Within 60 days of the residency change, the Contract Owner must either (i) transfer the funds deposited to the Contract to another product; (ii) surrender the Contract and receive a distribution of the Surrender Value of the Contract or (iii) change the non-resident party to a person or persons who are residents of Puerto Rico, pursuant to the terms of the Contract. A transfer or surrender pursuant to items (i) or (ii) above may be subject to CDSC.

If the Contract has been annuitized and the Annuitant ceases to be a resident of Puerto Rico, the Contract Owner is required to notify Universal Life of the change in residency no later than thirty (30) days after such change occurred. Annuity payments by Universal Life after such change in residency may be subject to withholding under applicable Puerto Rico tax laws.

The Contract Owner may change a party named in the Contract if the change request is in writing. Universal Life is not responsible for payment or other actions taken before the change request is received. Changes to the Annuitant require Universal Life’s written consent and may only be done prior to the Annuitization Date. Universal Life may reject changes to the parties named in the Contract if the risk originally assumed by Universal Life in issuing the Contract is materially altered, multiple annuity contracts issued by Universal Life are being utilized to cover a single risk, or if the result of the change is to transfer rights or benefits to an institutional investor.

A change of Contract Owner may require a signature guarantee and must be signed by the Contract Owner and the person designated as the new Contract Owner.

Changes to the Annuitant are subject to underwriting and approval by Universal Life. If any Contract Owner is not a natural person, the change of the Annuitant will be treated as the death of the Contract Owner.

Universal Life is not responsible for the validity or tax consequences that may result from any changes to the named parties or change in residence. Please consult your tax advisor.

Universal Life

Universal Life is a stock life insurance company organized under laws of the Commonwealth of Puerto Rico. In exchange for the Purchase Payment(s) made under this Contract, Universal Life issues the Contract to the Contract Owner, assumes certain risks and promises to make certain payments.

In issuing this Contract, Universal Life intends to offer only annuity and related benefits (including death benefits) to single individuals and their beneficiaries. These benefits result in Universal Life assuming certain risks. This Contract is not intended for use by institutional investors, people trying to cover risks involving multiple lives with a single contract, or by someone trying to cover a single life with multiple Universal Life contracts.

If Universal Life discovers that the risk it intended to assume in issuing this Contract has been altered by any of the following, then Universal Life will take any action it feels is necessary to mitigate or eliminate the altered risk including, but not limited to, rescinding the Contract and returning the Surrender Value:

(1)	Information provided by the Contract Owner(s) is:

a)	Fraudulent; or

b)	Facts material either to the acceptance of the risk, or to the hazard assumed by Universal Life; or

c)	Universal Life in good faith would either not have issued the Contract, or would not have issued the Contract in as large an amount, or would not have provided coverage with respect to the hazard resulting in the loss, if the true facts had been made known to Universal Life as required either by the application for the Contract or otherwise.

(2)	The Contract is being used with other contracts issued by Universal Life to cover a single life or risk.

(3)	The Contract is being used to cover multiple lives or risks.

(4)	The Contract is being used by an institutional investor.

(5)	If Universal Life determines that a party to the Contract is no longer a resident of Puerto Rico prior to Annuitization.

Universal Life’s failure to detect, mitigate or eliminate altered risk does not act as a waiver of its rights and does not bar Universal Life from asserting its rights within the first two years the Contract has been in force.

Contract Owner

The Contract Owner has all rights under the Contract before the Annuitization Date, unless a Joint Owner is named. If the person purchasing the Contract names someone else as the Contract Owner, then the purchaser will have no rights under the Contract. The Annuitant becomes the Contract Owner on the Annuitization Date.

Joint Owner

Joint Owners have an undivided interest in the Contract and any exercise of ownership rights in the Contract must be in writing and signed by both Joint Owners.

Annuitant

The Annuitant is the person who will receive annuity payments upon Annuitization. The Annuitant must be age [85] or younger at the time of Contract issuance unless Universal Life approves a request for the Annuitant to be older. The Annuitant may not be changed prior to the Annuitization Date without Universal Life’s written consent.

Beneficiaries and Contingent Beneficiaries

The Beneficiary may be entitled to certain rights under the Contract. Whether these rights actually vest depends on several conditions. The Contingent Beneficiary has no rights unless he/she survives all Beneficiaries and such Beneficiaries (had they survived) would be entitled to receive payments under the Contract. The right to receive payments under the Contract, including the Death Benefit, is described in detail in the “Succession of Rights and the Death Benefit” section of the Contract. The designation of a Beneficiary or a Contingent Beneficiary must be made by the Contract Owner in accordance with the applicable requirements of Puerto Rico estate laws.

Unless otherwise directed by the Contract Owner, the following will apply:

(1)	After the death of the Contract Owner (assuming all rights vest with the Beneficiary as described in the preceding paragraphs), the Beneficiary may name a successor beneficiary. Such designation must be made by the Beneficiary in accordance with the applicable requirements of Puerto Rico estate laws. A successor beneficiary will have the right to receive any Contract proceeds remaining after the Beneficiary dies;

(2)	If there is more than one Beneficiary, each will share equally in any right to receive payment;

(3)	If there is more than one Contingent Beneficiary, each will share equally in any right to receive payment.

In the event of the death of any party to the Contract including, but not limited to, the Contract Owner (or any Joint Owner) and the Annuitant (or any Joint Annuitant), the rights of any remaining parties under the Contract and the heirs of the deceased party with respect to the Contract and payments hereunder will be subject at all times to the applicable estate laws of the Commonwealth of Puerto Rico, including those provisions relating to forced heirs. Any payments required to be made by Universal Life under the Contract (including payment of the Death Benefit) after the death of any party to the Contract will be made by Universal Life in accordance with the applicable laws of the Commonwealth of Puerto Rico, and any such payments will be processed after Universal Life shall have received proof of death and any required court or other documents involving the estate of the deceased party to the Contract. Contract Owners are urged to consult their legal adviser to discuss any implications that Puerto Rico estate laws may have with respect to other parties to the Contract and with respect to the prospective heirs of such Contract Owner.

CONTRACT INVESTMENT OPTION

The Contract offers the Variable Account described below as the sole investment option.

Variable Account

The Variable Account is a segregated investment account of Universal Life. All assets of the Variable Account are the property of Universal Life, but are not charged with the liabilities from any other of its businesses. Income, gains, and losses of the Variable Account reflect its own investment experience and not the investment experience of Universal Life. Although the assets in the Variable Account are the property of Universal Life, it is obligated to make payments to the parties of the Contract.

The Variable Account offers Sub-Accounts among which the Contract Owner may allocate the Purchase Payments. Each Sub-Account will correspond to a segregated and separately managed portfolio of investments and securities of the Variable Account, each managed by an investment manager contracted by Universal Life. Each Sub-Account will have a defined investment strategy. The contract investment options are listed on Schedule A. Universal Life reserves the right to add, remove or combine any Sub-Account of the Separate Account. Universal Life will notify the Contract Owner prior to any such change in the Sub-Accounts.

The value of amounts allocated to each Sub-Account is determined by multiplying the Accumulation Units in the Sub- Account by the value of the Accumulation Unit. When a Sub- Account is established, the Accumulation Unit value is initially set at $10 per unit. The Accumulation Unit value of the Sub-Account fluctuates based on the investment performance of the corresponding investments and securities held in the Sub-Account Investment experience is not tied to the number of Accumulation Units, but the value of the Accumulation Units. Accumulation Units of a Sub-Account are added by Purchase Payment or transfer allocations. Accumulation Units of a Sub-Account are subtracted by any Surrenders, transfers to other Sub-Accounts or charges described in the “Contract Expense” section (except the Variable Account charge).

When the underlying investments and securities of a Sub- Account pay a dividend or pay interest, Universal Life will reinvest the dividend or interest by adding such dividend or interest to the Accumulation Unit Value of the Sub-Account, less any applicable withholding or other taxes.

OPERATION OF THE CONTRACT

Purchase Payments

The Contract is issued in consideration of the Purchase Payment(s) made by the Contract Owner. Purchase Payments are accepted by Universal Life at its home office in Guaynabo, Puerto Rico. The minimum initial Purchase Payment is required on the Date of Issue and must be at least [$10,000] for Non - Qualified contracts and [$5,000] for Qualified Contracts.. Universal Life does not require any additional Purchase Payments after the minimum initial Purchase Payment has been satisfied and the Contract will not lapse or otherwise be cancelled for failure to make additional Purchase Payments. Universal Life accepts additional Purchase Payments of [$500] or more. If additional Purchase Payments are made via automated clearinghouse, the minimum subsequent Purchase Payment amount is reduced to [$50].

Notwithstanding the preceding paragraph, total cumulative Purchase Payments under the Contract and any other annuity contract issued by Universal Life with the same Annuitant may not exceed [$1,000,000] (and will be returned to the Contract Owner), unless Universal Life agrees in writing to accept Purchase Payments exceeding [$1,000,000]. If any party to the Contract ceases to be a Puerto Rico resident prior to the Annuitization Date, additional Purchase Payments to the Contract are not permitted and the Contract Owner is required to take the steps described in the Parties to the Contract section of this Contract. Purchase Payment(s) are not permitted after the Annuitization Date.

IRA and Nondeductible IRA Contributions Limit

Several limitations will apply if you elect to qualify the Contract as an IRA or Nondeductible IRA. The applicable rules and limitations are provided by Section 1081.02 and Section 1081.03(c) of the P.R. Code. Universal Life intends to comply with all these requirements. The most significant limitations are;

(i)	Maximum Contributions - the maximum contribution allowed to an IRA and Nondeductible IRA contract with a deduction during a taxable year is defined under Section 1033.15(a)(7)(B) of the P.R. Code (this will be the maximum allowed under this contract). While contributions to an IRA are deductible, no deduction is allowed with respect to contributions to a Nondeductible IRA.

(ii)	Date of Contribution - the last day that IRA and Nondeductible IRA contributions will be accepted for a taxable year will be the deadline for Puerto Rico income tax return, including extensions.

(iii)	Maximum Age for Contribution contributions to an IRA can be made by individuals younger than 75 that receive income from employment, including self- employment. The age limitation does not apply to a Nondeductible IRA.

(iv)	IRA Early Distributions - generally a distribution from your IRA before age 60 will be included in your gross income. The amount includible in gross income is measured by the excess of the amount distributed over your tax basis in the Contract. Such amount with be subject to a penalty tax of 10%. There will be no penalty tax if the distribution qualifies as any of the following exceptions; death, disability, unemployment, payment for college tuition on dependent, principal home purchase, repair to principal home due to damage caused by hurricane, fire, earthquake or other loss, for the purchase of certain computer equipment, or rollover to a nondeductible IRA. The 10% will be withheld by the Universal Life unless the owner provides sufficient proof that the distribution qualifies for the above exceptions.

(v)	IRA Distributions - IRA distributions must begin on the taxable year in which the owner reaches age 75.

(vi)	Nondeductible IRA Distributions - Earnings accumulated from a Nondeductible IRA will be exempt from taxes if the distribution is made after owner attains age 60. Early distributions from a Nondeductible IRA could be subject to the IRA early distribution penalties.

You should consult your tax counsel in relation with the rules and regulations applicable to an IRA or a Nondeductible IRA

Transfers

Prior to the Annuitization Date, transfers among the investment options available under the Contract are permitted 20 times per calendar year subject to additional limitations as outlined below:

Trading Behavior	Universal Life’s Response
6 or more transfer events in one calendar quarter

Universal Life Insurance Company will mail a letter tothe contract owner notifying them that: (1) they have been identified as engaging in harmful trading practices; and (2) if their transfer events exceed 11 in 2 consecutive calendar quarters or 20 in one calendar year, the contract owner will be limited to submitting transfer requests via U.S. mail.

More than 11 transfer events in 2 consecutive calendar quarters OR More than 20 transfer events in one calendar year	Universal Life Insurance Company will automatically limit the contract owner to submitting transfer requests via U.S. mail.

Universal Life accepts transfers in excess of such limitations, but only if they are sent via ordinary U.S. Mail. For purposes of determining the number of transfers, the following will apply:

(1)	a transfer is considered to be one or more allocations of Contract Value among available investment options on a single business day;

(2)	the transfer limit of 20 will be set (or re-set) every calendar year beginning January 1st;

(3)	transfers not exercised during a given calendar year cannot be “banked” or otherwise accumulated and used in subsequent calendar years (transfer limits are non-cumulative in nature);

(4)	asset rebalancing transactions, as described in the “Contract Owner Services” section of the Contract, are considered transfers;

(5)	dollar cost averaging transactions, as described in the “Contract Owner Services” section of the Contract, are not considered transfers.

Universal Life may refuse, limit or otherwise restrict transfer requests, or take any other reasonable action it deems necessary to protect Contract Owners, Annuitants and/or Beneficiaries from short-term trading strategies or other harmful investment practices that negatively impact the performance of the Variable Account or any of its Sub- Accounts. Universal Life may restrict a Contract Owner engaged in such a practice or strategy or a third-party acting on behalf of a Contract Owner(s).

Universal Life’s failure to take action in any one or more instances with respect to the preceding restrictions is not, nor is it to be construed or deemed as, a further or continuing waiver of its right to enforce them.

Transfers in the Variable Account must be made before the Annuitization Date.

Surrenders

The Contract Owner may Surrender part or all of the Contract Value before the earlier of:

(1)	the death of the Annuitant ; or

(2)	the Annuitization Date.

Universal Life requires that Surrender requests be made in writing and may require the return of the Contract if the entire Contract Value is being Surrendered. To insure Surrenders are being requested properly, Universal Life may require the signature(s) on a Surrender request be guaranteed by a member firm of a major stock exchange or other depository institution qualified to do so.

Unless the Contract Owner provides specific direction to Universal Life as to how amounts from the Contract are to be Surrendered, Universal Life will process requests for Surrender in the following manner.

(1)	Proportional Surrender - Surrenders will be taken proportionally from each option in which the Contract Owner is invested based on its value.

(2)	Surrender Amount Received - The amount received by the Contract Owner will be equal to the amount of the Surrender requested by the Contract Owner minus any charges described in the “Contract Expenses” section.

The Surrender Value will be paid to the Contract Owner within seven days of the date Universal Life receives, at its home office in Guaynabo, Puerto Rico, the properly executed Surrender request from the Contract Owner.

The Surrender Value is equal to:

(1)	the Contract Value; minus

(2)	any charges described in the “Contract Expenses” section.

Any applicable Puerto Rico income taxes are not included in calculating the Surrender Value.

Universal Life has the right to suspend or delay the date of any Surrender from the Variable Account for any period when;

a)	the New York Stock Exchange is closed,

b)	when trading on the New York Stock Exchange is restricted,

c)	when an emergency exists and as a result the disposal of securities in the Variable Account is not reasonably practicable or it is not reasonably practicable to fairly determine the value of the net assets in the Variable Account,

d)	during any other period when the Securities and Exchange Commission by order permits a suspension of Surrender for the protection of security holders, or

e)	Universal Life’s home office is closed due to a statutory Puerto Rico holiday.

Rules and regulations of the Securities and Exchange Commission may govern as to whether certain conditions set forth in the preceding paragraphs exist.

Surrenders Required by the United States Internal Revenue Code

Certain Surrenders may be required by the United States Internal Revenue Code. For purposes of this section, a Surrender may also be termed a “distribution” or a “required distribution.”

In no case may a Surrender be delayed beyond the time specified by United States Internal Revenue Code Section 72(s).

If any Contract Owner or Joint Owner dies (including an Annuitant who becomes the Contract Owner of the Contract on the Annuitization Date), certain distributions are required by Section 72(s) of the United States Internal Revenue Code. The following distributions will be made in accordance with these requirements (regardless of any other provisions in the Contract):

(1)	If any Contract Owner dies on or after the Annuitization Date and before the entire interest under the Contract has been distributed, then the remaining portion of such interest shall be distributed at least as rapidly as under the method of distribution in effect as of the date of such Contract Owner’s death.

(2)	If any Contract Owner dies before the Annuitization Date, then the entire interest in the Contract (consisting of either the Death Benefit or the Contract Value reduced by certain charges as set forth elsewhere in the Contract) shall be distributed within 5 years of the death of the deceased Contract Owner, provided however:

(a)	If any portion of such interest is payable to or for the benefit of a natural person who is a surviving Contract Owner, Joint Owner, Annuitant, Beneficiary, or Contingent Beneficiary as the case may be (each a “designated beneficiary”), such portion may, at the election of the designated beneficiary, be distributed over the life of such designated beneficiary, or over a period not extending beyond the life expectancy of such designated beneficiary, provided that payments begin within one year of the date of the deceased Contract Owner’s death (or such longer period as may be permitted by federal income tax regulations).

(b)	If the designated beneficiary is the surviving spouse of the deceased Contract Owner, such spouse may elect, in lieu of the Death Benefit, to become the Contract Owner of this Contract, and the distributions required under the Required Distribution Provisions will be made upon the death of such spouse.

In the event that the Contract Owner is not a natural person (e.g., a trust or corporation), then, for purposes of these distribution provisions, (i) the death of the Annuitant shall be treated as the death of any Contract Owner, (ii) any change of the Annuitant shall be treated as the death of any Contract Owner, and (iii) in either case the appropriate distribution required under these distribution rules shall be made upon such death or change, as the case may be. The Annuitant is the primary annuitant as defined in Section 72(s)(6)(B) of the United States Internal Revenue Code.

These distribution provisions shall not be applicable to any Contract that is not required to be subject to the provisions of Section 72(s) of the United States Internal Revenue Code by reason of Section 72(s)(5) or any other law or rule.

Additional Tax Information

The Contract is subject to requirements found in the United States Internal Revenue Code. It is intended that the Contract be treated as an “annuity contract” for federal income tax purposes. Universal Life will interpret and administer all sections of the Contract in accordance with United States Internal Revenue Code Section 72(s). Universal Life reserves the right to amend this Contract to comply with requirements set out in the United States Internal Revenue Code and regulations and rulings thereunder, as they may exist from time to time.

Surrenders are calculated by use of the expected return multiples specified in Tables V and VI of Section 1.72-9 of the Treasury Regulations and calculated in accordance with the calculation methods made available by Universal Life, prescribed by the regulations and elected by the Contract Owner.

Under the P.R. Code, surrenders prior to Annuitization are treated as non-taxable return of principal until the principal is fully recovered; thereafter, all Surrenders are fully taxable. Surrenders after Annuitization are treated as part taxable income and part nontaxable return of principal. The amount excluded from gross income after Annuitization is equal to the amount of the Surrender in excess of 3% of the total Purchase Payments paid, until an amount equal to the total Purchase Payments paid has been excluded; thereafter, the entire Surrender is included in gross income. Puerto Rico does not impose an early withdrawal penalty tax. Generally, Puerto Rico does not require income tax to be withheld from Distributions of Income.

CONTRACT OWNER SERVICES

Listed in this section are descriptions of certain services Universal Life may make available under the Contract. The services described in this section are not available on or after the Annuitization Date.

Asset Rebalancing

Universal Life permits the Contract Owner to elect, on a form provided by Universal Life, to periodically have the part of the Contract Value held in the Asset Allocation Portfolios of the Variable Account re-allocated on a predetermined percentage basis.

The Contract Owner may elect to have asset rebalancing done on a quarterly, semi-annual, or annual basis. If the last day of any of these periods falls on a date other than a Valuation Date, Universal Life will process the asset rebalancing on the next available Valuation Date.

Universal Life may, on a prospective basis, discontinue new asset rebalancing programs. Universal Life may also assess a processing fee for this service.

Dollar Cost Averaging Programs

The Contract Owner may elect, on a form provided by Universal Life, to transfer on a monthly, quarterly, semi- annual, or annual basis specified amounts from certain Asset Allocation Portfolios of the Variable Account.

Dollar cost averaging transfers will continue out of the applicable Investment Portfolio until exhausted or the Contract Owner instructs Universal Life in writing to discontinue the program.

Systematic Surrenders

The Contract Owner may elect, on a form provided by Universal Life, to take systematic Surrenders of $100 or more on a monthly, quarterly, semi-annual or annual basis. Universal Life will process the Surrenders on pro-rata basis from each Asset Allocation Portfolio of the Variable Account. Systematic Surrenders may be subject to the charges described in the “Contract Expenses” section. Unless otherwise directed by the Contract Owner, Universal Life will not withhold any applicable Puerto Rico income taxes from each systematic Surrender.

Unless the Contract Owner has made an irrevocable election of Surrenders of substantially equal periodic payments, the systematic Surrenders may be discontinued at any time by written notification to Universal Life. Universal Life may discontinue prospective systematic Surrender programs.

SUCCESSION OF RIGHTS AND THE DEATH BENEFIT

Whether a party to the Contract has certain rights (including the right to receive the Death Benefit) depends on whether certain parties have been named and whether the Contract Owner and the Annuitant are the same person.

In the event of the death of any party to the Contract including, but not limited to, the Contract Owner (or any Joint Owner) and the Annuitant (or any Joint Annuitant), the rights of any remaining parties under the Contract and the heirs of the deceased party with respect to the Contract and payments hereunder will be subject at all times to the applicable estate laws of the Commonwealth of Puerto Rico, including those provisions relating to forced heirs. Any payments required to be made by Universal Life under the Contract (including payment of the Death Benefit) after the death of any party to the Contract will be made by Universal Life in accordance with the applicable estate laws of the Commonwealth of Puerto Rico, and any such payments will be processed after Universal Life shall have received proof of death and any required court or other documents involving the estate of the deceased party to the Contract. Contract Owners are urged to consult their legal adviser to discuss any implications that Puerto Rico estate laws may have with respect to other parties to the Contract and with respect to the prospective heirs of such Contract Owner.

Death of the Annuitant

If the Contract Annuitant(or any Joint Annuitant) and the Owner are not the same person and such Contract Annuitant dies before the Annuitization Date, the “Death Benefit” section does not apply and contractual rights succeed in the following order (subject to the discussion in the second paragraph under “Succession of Rights and the Death Benefit”):

(1)	if there is a surviving JointAnnuitant, he/she becomes the new Contract Annuitant;

(2)	if there is no surviving Joint Annuitant the Contract Owner can name a new Annuitant in accordance with applicable requirements of Puerto Rico laws.

Death of Contract Owner/Annuitant

If the Contract Owner (or any Joint Owner) and the Annuitant are the same person, and that person dies before the Annuitization Date, the Death Benefit becomes payable. Rights to the Death Benefit are determined in the following order (subject to the discussion in the second paragraph under “Succession of Rights and the Death Benefit”):

(1) I f there is a surviving Joint Owner, he/she is entitled to the Death Benefit;

(1)	if there is no surviving Joint Owner, the Beneficiary(ies) are entitled to the Death Benefit;

(2)	if there is no surviving Joint Owner or Beneficiary(ies), then the Contingent Beneficiary(ies) are entitled to the Death Benefit;

(3)	if there is no surviving Contingent Beneficiary(ies), then the last surviving Contract Owner’s estate is entitled to the Death Benefit.

Death of Owner

If the Contract Owner dies, the Death Benefit becomes payable. If there is no Joint Owner and the Annuitant and the Owner are not the same person, and the Owner dies before the Annuitization Date, then rights to the Death Benefit are determined in the following order (subject to the discussion in the second paragraph under “Succession of Rights and the Death Benefit”):

(1)	the Beneficiary(ies), if they survive the Owner;

(2)	the Contingent Beneficiary(ies), if they survive the Owner;

(3)	the last surviving Contract Owner’s estate.

Death Benefit Payment

The Death Benefit is only payable if the Owner Annuitant dies before the Annuitization Date. Prior to paying the Death Benefit and subject to the discussion in the second paragraph under “Succession of Rights and the Death Benefit”, Universal Life must receive in writing at its home office in Hato Rey, Puerto Rico the following three items: (1) proper proof of the Owner’s death; (2) an election specifying the method of Surrender; and (3) Puerto Rico required forms (including any required under Puerto Rico estate tax laws and regulations).

Universal Life will accept any one of the following as proper proof of the Owners death:

(1)	a certified copy of the death certificate;

(2)	a copy of a certified decree of a court of competent jurisdiction as to the finding of death;

(3)	a written statement by a medical doctor who attended the deceased Annuitant; or

(4)	any other proof Universal Life finds acceptable.

The Beneficiary must elect a method of Surrender that complies with any applicable United States Internal Revenue Code requirements and any applicable requirements of Puerto Rico law. The Beneficiary may elect to receive the Death Benefit in the form of:

(1)	a lump sum distribution;

(2)	an annuity payment; or

(3)	any distribution that is permitted by Puerto Rico and federal regulations and is acceptable to Universal Life.

The Death Benefit payment will be made or will commence within 30 days after receipt of proof of death and notification of the election on how to receive the Death Benefit.

Standard Death Benefit

The dollar amount of the Death Benefit is equal to the greatest of:

(1)	the Contract Value; or

(2)	the sum of all Purchase Payments, less an adjustment for amounts surrendered.

The adjustment for amounts surrendered will reduce item (2) above in the same proportion that the Contract Value was reduced on the date of the partial surrender.

The Death Benefit described herein is adjusted in cases where a Contract has more than $3,000,000 in cumulative Purchase Payments. The adjustment is calculated using the following formula.

Death Benefit Adjustment Formula

A x F + B x (1 - F)

Where:

A = The greatest of: (1) the Contract Value; or (2) total Purchase Payments made to the Contract reduced by any Surrender in the proportion that such Surrender reduced the Contract Value on the date of Surrender.

B = The Contract Value.

F = The ratio of $3,000,000 to sum of all Purchase Payments.

ANNUITIZATION

The other sections within the Contract primarily deal with provisions involving the accumulation of amounts in the Variable Account contract investment option, certain contractual benefits and rights that occur prior to receiving any annuity payments.

This “Annuitization” section primarily describes the right to receive certain payments upon Annuitization, including guarantees with respect to certain life contingent payment options.

Annuity Commencement Date

The Annuity Commencement Date is selected by the Contract Owner and is generally the first day of a calendar month. The date must be at least two years after the Date of Issue. If an Annuity Commencement Date is not selected, it will be the date the Annuitant reaches age 90. The maturity date for an IRA annuity will be the maximum imposed by current tax law. The Contract Owner may change the Annuity ommencementDate if the following requirements are met:

(1)	the requested change is before the Annuitization Date;

(2)	the change is made in writing and approved by Universal Life; and

(3)	the new Annuity Commencement Date is not later than the first day of the first calendar month after the Annuitant’s 90th birthday unless Universal Life agrees to a later date in writing.

A change will become effective as of the date requested, but will not apply to any action taken by Universal Life before it is recorded at Universal Life’s home office in Hato Rey, Puerto Rico.

Annuitization Process

Annuitization is irrevocable once payments have begun. The Contract Owner must provide Universal Life the following items in writing to annuitize the Contract:

(1)	election of an Annuity Payment Option; and

(2)	election to receive a fixed payment annuity, which is the only form of annuity available under the Contract.

GENERAL PAYMENT PROVISIONS

Payment

If this policy is in force on the annuity commencement date, we will use the policy value to make payments under a life income option to the payee, with 10 years certain, or if elected, under one or more of the other income options described in this section or any other method of payment if we agree. However, the income option elected must provide for lifetime income or income for a period of at least 60 months. You will become the annuitant at the annuity commencement date, unless the owner is not a natural person. Payments will be made at 1, 3, 6 or 12-month intervals. We reserve the right to change the frequency of payments to avoid making payment of less than $50.

Before the annuity commencement date, if the death proceeds become payable or if you surrender this policy, we will pay any proceeds in one sum, or if elected, all or part of these proceeds may be applied to one or more of the income options described in this section, or any other method of payment if we agree.

Adjusted Age

Payments under fixed income options 2 and 4 are determined based on the adjusted age of the annuitant. The adjusted age is the annuitant’s actual age on the annuitant’s nearest birthday, at the annuity commencement date, adjusted as follows:

Annuity Commencement Date	Adjusted Age
Before 2010	Actual Age
2010 – 2019	Actual Age minus 1
2020 – 2026	Actual Age minus 2
2027 – 2033	Actual Age minus 3
2034 – 2040	Actual Age minus 4
After 2040	Determined by us

Payee

Unless you specify otherwise, the payee shall be the annuitant, or the beneficiary as described in Section

Parties to the Contract.

In the event of the death of a payee who is not the annuitant prior to the end of payments pursuant to the terms of the income option chosen, payments will be continued to the beneficiary or their present value may be paid in a single sum.

Proof of Age

We may require proof of the age of any person who elects income options 2 and 4 of this section before we make the first payment.

Minimum Proceeds

If the proceeds are less than $2,000, we reserve the right to pay them out as a lump sum instead of applying them to an income option.

Premium Tax

We may be required by law to pay premium tax on the amount applied to an income option. If so, we will deduct the premium tax before applying the proceeds.

Supplementary Contract

Once proceeds become payable and income options has been selected, we will issue a supplementary contract to reflect the terms of the selected income option. The supplemental contract will name the payee(s) and will describe the payment schedule.

Large Size Annuity Contracts

Notwithstanding any other provision in the Contract, the following will apply to all Contracts issued where cumulative Purchase Payments received exceed $2,000,000:

(1) Universal Life may require that Annuitization occur before the Annuitant’s 75th birthday;

(2) Universal Life may limit the amount of the Contract Value applied to an Annuity Payment Option to $5,000,000 per annuitant. For amounts in excess of $5,000,000, Universal Life will permit the naming of additional annuitants (only for the purpose of Annuitization);

(3) Universal Life may limit the available Annuity Payment Option to a fixed Life Annuity with guaranteed period of payments through age 95 or 10 years (whichever ir grater).

FIXED ANNUITY PAYMENT OPTIONS

Guaranteed Income Options

The amount of the fixed payment is determined by multiplying each $1,000 of policy proceeds allocated to fixed income option 1, 2, or 4 by the amounts shown on pages 17-18 for the option you select. Income options 1 and 3 are based on the guaranteed interest rate shown on page 16 Income options 2 and 4 are based on the guaranteed interest rate shown on page 16 and the “annuity 2000” (male, female, and unisex if required by law) mortality table projected for improvement using projection scale G.

Fixed Income Option 1 - Income for a Specified Period

We will make level payments only for the specific period you choose. The specified period may not exceed your life expectancy. No funds will remain at the end of the specified period.

Fixed Income Option 2 - Life Income

You may choose between:

(a)	No Period Certain - We will make level payments only during the annuitant’slife time.

(b)	10 Years Certain - We will make levelpayments for the longer of the annuitant’slifetime or ten years.

Fixed income options 2(a) is not available for annuitant adjusted age(s) greater than 85.

Fixed Income Option 3 - Income of a Specified Amount

We will make payments for any specified amount you choose until the amount applied to this option, with interest, is exhausted. The duration of the payments may not exceed the annuitant’s life expectancy. This will be a series of level payments followed by a small final payment.

Fixed Income Option 4 - Joint and Survivor Annuity

No Period Certain - We will make payments during the joint lifetime of the annuitant and a joint annuitant of your choosing. We will make payments as long as either person is living.Income option 4 is not available for annuitant adjusted age(s) greater than 85.

Current Income Options

The amounts shown in the tables on pages 17-18 are the guaranteed amounts. You may obtain current amounts we offer to individuals of the same class, subject to availability as described under “Guaranteed Income Options” above.

TABLES - GUARANTEED FIXED INCOME OPTIONS *

The amounts shown in these tables are the guaranteed amounts for each $1,000 of the proceeds.
Higher current amounts may be available at the time of settlement.

Option 1			Option 2 (a)			Option 2 (b)
Number of Years Payable	Amount of Monthly Installment		Monthly Installment For Life No Period Certain			Monthly Installment For Life 10 Years Certain
		Age **	Male	Female	Unisex	Male	Female	Unisex
		50	$2.97	$2.86	$2.90	$2.96	$2.86	$2.89
		51	3.04	2.92	2.96	3.02	2.91	2.94
		52	3.10	2.98	3.02	3.08	2.97	3.01
		53	3.18	3.05	3.09	3.15	3.03	3.07
5	17.28	54	3.25	3.11	3.15	3.22	3.10	3.14
6	14.51	55	3.33	3.18	3.23	3.30	3.17	3.21
7	12.53	56	3.41	3.26	3.30	3.38	3.24	3.28
8	11.04	57	3.50	3.34	3.39	3.46	3.32	3.36
9	9.89	58	3.60	3.42	3.47	3.55	3.39	3.44
10	8.96	59	3.69	3.51	3.56	3.65	3.48	3.53
11	8.21	60	3.80	3.60	3.66	3.75	3.57	3.62
12	7.58	61	3.91	3.70	3.76	3.85	3.66	3.72
13	7.05	62	4.03	3.81	3.87	3.96	3.76	3.82
14	6.59	63	4.16	3.92	3.99	4.07	3.87	3.93
15	6.2	64	4.30	4.04	4.12	4.20	3.98	4.04
16	5.85	65	4.45	4.16	4.25	4.32	4.09	4.16
17	5.55	66	4.60	4.30	4.39	4.46	4.22	4.29
18	5.27	67	4.77	4.45	4.354	4.60	4.35	4.42
19	5.03	68	4.95	4.60	4.71	4.75	4.49	4.57
20	4.81	69	5.14	4.77	4.88	4.90	4.64	4.71
		70	5.34	4.95	5.07	5.06	4.79	4.87
		71	5.56	5.15	5.27	5.22	4.95	5.03
		72	5.79	5.36	5.49	5.39	5.12	5.20
		73	6.03	5.59	5.72	5.56	5.30	5.38
		74	6.30	5.83	5.97	5.74	5.49	5.57
		75	6.58	6.10	6.24	5.93	5.68	5.76
		76	6.88	6.39	6.53	6.11	5.88	5.95
		77	7.20	6.70	6.85	6.30	6.09	6.15
		78	7.55	7.03	7.19	6.49	6.30	6.36
		79	7.92	7.40	7.55	6.68	6.51	6.56
		80	8.32	7.79	7.95	6.87	6.72	6.77
		81	8.72	8.22	8.38	7.06	6.93	6.97
		82	9.20	8.69	8.84	7.24	7.13	7.16
		83	9.69	9.19	9.34	7.41	7.33	7.36
		84	10.21	9.74	9.88	7.58	7.52	7.54
		85	10.77	10.33	10.46	7.74	7.69	7.71
		86				7.89	7.86	7.87
		87				8.03	8.01	8.01
		88				8.16	8.15	8.15
		89				8.28	8.27	8.27
		90				8.38	8.38	8.38
		91				8.48	8.48	8.48
		92				8.57	8.57	8.57
		93				8.65	8.64	8.65
		94				8.72	8.71	8.71
		95				8.78	8.77	8.77

The guaranteed fixed income options are based on a guaranteed interest rate of 1.5% as defined in Section Fixed Annuity Payment Options.

Option (4) Monthly Installment For Joint and Full

Adjusted Age of Male Annuitant*	Adjusted Age of Female Annuitant
	15 Years Less Than Male	12 Years Less Than Male	9 Years Less Than Male	6 Years Less Than Male	3 Years Less Than Male	Same As Male	3 Years More Than Male
50	$2. 20	$2. 27	$2. 34	$2.41	$2. 48	$2. 55	$2. 62
55	2. 35	2. 44	2.352	2.61	2.71	2. 80	2. 88
60	2. 54	2. 64	2. 76	2. 88	2. 99	3.11	3. 23
65	2. 77	2. 94	3.06	3.22	3.38	3.54	3. 69
70	3. 08	3. 26	3.46	3.67	3.89	4.11	4. 33
75	3. 47	3. 72	3.99	4. 29	4. 60	4. 93	5. 24
80	4.01	4. 35	4. 74	5.17	5.62	6. 08	6. 53
85	4. 75	5. 25	5.81	6. 44	7. 09	7. 75	8. 36

Option (4) Monthly Installment Unisex Joint and Full Survivor

Adjusted Age of First Annuitant*	Adjusted Age of Joint Annuitant*
	15 Years Less Than First	12 Years Less Than First	9 Years Less Than First	6 Years Less Than First	3 Years Less Than First	Same As First	3 Years More Than First
50	$2. 20	$2. 27	$2. 34	$2.41	$2. 48	$2. 55	$2.61
55	2. 36	2. 44	2. 53	2.362	2. 70	2. 79	2. 87
60	2. 55	2. 65	2. 76	2. 88	2. 99	3.10	3. 20
65	2. 79	2.792	3.07	3.22	3.37	3.52	3. 66
70	3. 10	3. 28	3.47	3.67	3.88	4. 09	4. 28
75	3. 50	3. 75	4. 02	4. 30	4. 60	4. 89	5. 16
80	4. 06	4. 40	4. 78	5.19	5.62	6. 04	6. 44
85	4. 83	5. 32	5.87	6. 47	7. 10	7.71	8. 28

*	Adjusted Age as defined in Section Fixed Annuity Payment Options.

Dollar amounts of monthly, quarterly, semi-annual, and annual installments not shown in the above tables will be calculated on the same basis as those shown and may be obtained from the company (if the option is available based on Adjusted Age as described in Section Fixed Annuity Payment Options).

TABLE OF GUARANTEED MINIMUM CASH VALUES BASED UPON
A SINGLE PREMIUM PAYMENT OF $10,000

End of Poicy Year	Cash Value	End of Policy Year	Cash Value
1	$9,190	31	$14,279
2	9,280	32	14,493
3	9,411	33	14,710
4	9,552	34	14,931
5	9,695	35	15,155

6	9,840	36	15,382
7	9,988	37	15,613
8	10,138	38	15,847
9	10,291	39	16,085
10	10,445	40	16,326

11	10,602	41	16,571
12	10,761	42	16,820
13	10,922	43	17,072
14	11,086	44	17,328
15	11,252	45	17,588

16	11,421
17	11,592
18	11,766
19	11,943
20	12,122

21	12,304
22	12,488
23	12,675
24	12,866
25	13,059

26	13,254
27	13,453
28	13,655
29	13,860
30	14,068

*	Upon full Surrender of the Policy, the minimum Cash Value provided will be at least 90% of the premium payments, less withdrawals, plus credited interest using an Effective Annual Interest Rate of 1.50%

SCHEDULE A INVESTMENT OPTIONS:

The following is a list of the underlying investment options available under the contract. Your investment results in a variable account will depend on the investment performance of the selected underlying investment strategy. The particular underlying investment options available under the contract may change from time to time at Universal Life Insurance Company’s sole discretion. Specifically, underlying investment options that are currently available may be removed or closed off to future investment. New underlying investment options may be added. Contract owners will receive notice of any such changes that affect their contract.

*UNIVERSAL VIA ASSET ALLOCATION - GROWTH PORTFOLIO

Objective

The objective of Universal VIA Asset Allocation - Growth Portfolio is to seek long-term capital appreciation.

Principal Strategies and Policies

This portfolio seeks to achieve its investment objective by investing its assets in a diversified combination of underlying mutual funds (‘‘underlying funds’’).

●	Under normal market conditions, it expects to invest primarily in underlying funds that expect to invest primarily in equities. The fund decides how much of its assets to allocate to each underlying fund based on its outlook for the markets in which it invests, historical performance and global markets’ current valuations, and other global economic factors.

●	The portfolio seeks to periodically adjust its allocations to favor investments in those underlying funds that are expected to provide the most favorable outlook for achieving its investment objective.

●	The portfolio may also invest directly in U.S government securities and short-term commercial paper.

The portfolio’s portfolio construction manager, Morningstar Associates, LLC (the ‘‘Portfolio Construction Manager’’), determines the fund’s asset allocations and periodic changes thereto, and other investments. These investments may vary at different times.

*	Please refer to Prospectus for more information. You may lose money if you invest in this portfolio.

*UNIVERSAL VIA ASSET ALLOCATION - MODERATE GROWTH PORTFOLIO

Objective

The objective of Universal VIA Asset Allocation - Moderate Growth Portfolio is to seek capital appreciation with current income as a secondary objective.

Principal Strategies and Policies

This portfolio seeks to achieve its investment objective by investing its assets in a diversified combination of underlying mutual funds.

●	Under normal circumstances, the portfolio expects to allocate substantially all of its assets among underlying portfolios to achieve targeted exposure to domestic equities, international equities and fixed-income investments. The portfolio intends to achieve a mix over time of approximately 70% of portfolio assets in underlying portfolios that invest primarily in equities, which may include both stocks and commodity-related securities, and 30% of portfolio assets in underlying portfolios that invest primarily in fixed-income, which may include bonds, cash, cash equivalents, and other money market instruments. These percentages may vary. The portfolio is subject to implied volatility guidelines. Based on these guidelines and the level of implied volatility, the portfolio construction manager may increase equity exposure to approximately 85% or may decrease equity exposure to approximately 50%. Notwithstanding the guidelines, the portfolio construction manager may elect to allocate fewer assets to equities when it believes it is advisable to do so.

The Portfolio Construction Manager decides how much of the assets of the portfolio to allocate to each underlying fund based on its outlook for the markets in which it invests, historical performance, global markets’ current valuations, and other global economic factors.

●	The portfolio seeks to periodically adjust its allocations to favor investments in those underlying funds that are expected to provide the most favorable outlook for achieving its investment objective.

●	The portfolio may also invest directly in government securities and short-term commercial paper.

The Portfolio Construction Manager determines the fund’s asset allocations and periodic changes thereto, and other investments. These investments may vary at different times.

*	Please refer to Prospectus for more information. You may lose money if you invest in this portfolio.

*UNIVERSAL VIA ASSET ALLOCATION - MODERATE PORTFOLIO

Objective

The objective of Universal VIA Asset Allocation- Moderate Portfolio is to seek capital appreciation and current income.

Principal strategies and Policies

This portfolio seeks its investment objective by investing its assets in a diversified combination of underlying mutual funds.

●	Under normal circumstances, the portfolio expects to allocate substantially all of its assets among underlying portfolios to achieve targeted exposure to domestic equities, international equities and fixed-income investments. The portfolio intends to achieve a mix over time of approximately 50% of portfolio assets in underlying portfolios that invest primarily in equities, which may include both stocks and commodity-related securities, and 50% of portfolio assets in underlying portfolios that invest primarily in fixed-income, which may include bonds, cash, cash equivalents, and other money market instruments. These percentages may vary. The portfolio is subject to implied volatility guidelines. Based on these guidelines and the level of implied volatility, the portfolio construction manager may increase equity exposure to approximately 65% or may decrease equity exposure to approximately 30%. Notwithstanding the guidelines, the portfolio construction manager may elect to allocate fewer assets to equities when it believes it is advisable to do so.

●	Allocation of assets among the underlying portfolios is based on such things as diversification, general market outlooks, volatility in the equity markets, historical performance, current valuations, and other global economic factors. Allocation to high yield bonds will not exceed 10% of the fixed-income allocation of the portfolio, and will not exceed 5% of the overall portfolio’s assets.

●	The portfolio may also invest directly in U.S. government securities and/or short-term commercial paper.

The Portfolio Construction Manager determines the portfolio’s asset allocations and periodic changes thereto, and other investments. These investments may vary at different times.

*	Please refer to Prospectus for more information. You may lose money if you invest in this portfolio.

**UNIVERSAL VIA ASSET ALLOCATION - CONSERVATIVE PORTFOLIO

Objective

The objective of Universal VIA Asset Allocation-Conservative Portfolio is to seek current income and preservation of capital.

Principal Strategies and Policies

This portfolio seeks to achieve its investment objective by investing its assets in a diversified combination of underlying mutual funds.

●	Under normal circumstances, the portfolio expects to allocate substantially all of its assets among underlying portfolios to achieve targeted exposure to domestic equities, international equities and fixed-income investments. The portfolio intends to achieve a mix over time of approximately 35% of portfolio assets in underlying portfolios that invest primarily in equities, which may include both stocks and commodity-related securities, and 65% of portfolio assets in underlying portfolios that invest primarily in fixed-income, which may include bonds, cash, cash equivalents, and other money market instruments. These percentages may vary. The portfolio is subject to implied volatility guidelines. Based on these guidelines and the level of implied volatility, the portfolio construction manager may increase equity exposure to approximately 50% or may decrease equity exposure to approximately 15%. Notwithstanding the guidelines, the portfolio construction manager may elect to allocate fewer assets to equities when it believes it is advisable to do so.

●	Allocation of assets among the underlying portfolios is based on such things as diversification, general market outlooks, and volatility in the equity markets, historical performance, current valuations, and other global economic factors. Allocation to high yield bonds will not exceed 10% of the fixed-income allocation of the portfolio, and will not exceed 5% of the overall portfolio’s assets.

●	The portfolio may also invest directly in U.S. government securities and/or short-term commercial paper.

The Portfolio Construction Manager determines the fund’s asset allocations and periodic changes thereto, and other investments. These investments may vary at different times.

*	Please refer to Prospectus for more information. You may lose money if you invest in this portfolio.

*UNIVERSAL VIA ASSET ALLOCATION- INTERNATIONAL GROWTH

PORTFOLIO

Objective

The objective of Universal VIA Asset Allocation International Growth Portfolio is to seek long term capital appreciation.

Principal Strategies and Policies

This portfolio seeks to achieve its investment objective by investing its assets in a diversified combination of underlying mutual funds.

In seeking to achieve its investment objective, the portfolio follows the following investment strategies:

■	Under normal market conditions, the portfolio expects to invest primarily in underlying funds that invest primarily in international (developed and emerging markets) equities. The underlying funds generally expect to be invested in more than three different countries.

■	The Portfolio Construction Manager decides how much of the portfolio’s assets to allocate to each underlying fund based on its outlook for the markets in which it invests, historical performance, global markets’ current valuations, and other global economic factors.

■	The portfolio seeks to periodically adjust its allocations to favor investments in those underlying funds that are expected to provide the most favorable outlook for achieving its investment objective.

■	The portfolio may also invest directly in government securities and short-term commercial paper.

The Portfolio Construction Manager determines the portfolio’s asset allocations and periodic changes thereto, and other investments. These investments may vary at different times.

*	Please refer to Prospectus for more information. You may lose money if you invest in this portfolio.

*UNIVERSAL VIA ASSET ALLOCATION- MONEY MARKET PORTFOLIO

Objective

The objective of Universal VIA Money Market Portfolio is to seek maximum current income from money market securities consistent with liquidity and preservation of principal.

Principal Strategies and Policies

The underlying fund seeks to achieve this objective by investing substantially all of the portfolio’s assets in accordance with Rule 2a-7 under the Investment Company Act of 1940 in the following U.S. dollar-denominated instruments.

■	Short-term corporate obligations, including commercial paper, notes and bonds

■	Obligations issued or guaranteed by the U.S. and foreign governments and their agencies and instrumentalities

■	Obligations of U.S. and foreign banks, or their foreign branches, and U.S. savings banks

■	Repurchase agreements involving any of the securities mentioned above.

*	Please refer to Prospectus for more information. You may lose money if you invest in this portfolio.